EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

FIRST VALLEY BANCORP, INC. ANNOUNCES INCREASE IN THIRD QUARTER EARNINGS

Bristol, Connecticut - October 25, 2006 - Robert L. Messier, Jr., President and Chief Executive Officer of First Valley Bancorp, Inc., the holding company of Valley Bank, report net income of $246,000, or $0.20 diluted income per share, for the third quarter of 2006 compared to net income of $128,000, or $0.10 diluted income per share, for the third quarter of 2005.

For the first nine months of 2006, net income was $709,000, or $0.57 diluted income per share, compared with $511,000, or $0.41 diluted income per share, for the same period in 2005, a year-to-date increase of 39% in net income.

Assets grew to $184.8 million at September 30, 2006 compared to $160.9 million at December 31, 2005, a 15% increase. As of September 30, 2006, loans totaled $128.9 million and deposits totaled $161.3 million.

Messier said, “Valley Bank continues to benefit from consumers and businesses that want personal attention to their financial needs. With the addition of Riverside Investment Services late in the second quarter of this year, the Bank has added wealth management services to its product lines. Customers who want to have a professional help them manage retirement plans or preservation and growth of assets should seek out Thomas O. Barnes, Jr. of Riverside Investment Services. Management expects this segment of the Bank’s business to grow rapidly over the next several years.”

Valley Bank will introduce a new service in December 2006, Valley Remote Capture (VRC). VRC will allow business customers to process their customers’ checks each week and deposit those checks without leaving their office.

Messier said, “Remote capture is an efficient way for busy offices to take care of their banking deposits and with VOL (Valley On-Line), a business can conduct all of their business from their office. Pretty neat!”

“Valley Bank also plans to open two new offices in December 2006. The first office located at 888 Farmington Avenue, Bristol, will be a full service office including a drive-up window and a drive-up ATM machine. The office is currently undergoing a facelift and fit up. The second office located at 98 Main Street, Southington has been in the process of renovations and fit up since May. Although it has taken longer than expected, the final results will be a very attractive and customer friendly atmosphere. The new Southington location will also be a full service office, replacing our existing loan production office in Southington. Staffing is complete for the 98 Main Street office and we have a couple more positions to fill out the 888 Farmington Avenue staff,” said Messier.

Messier continued, “We are beginning to review sites in Plainville and hope to have a branch opened by late 2007.”

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

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Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.  The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

EXHIBIT 99.1

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands except share data)
	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and due from depository institutions	$6,471	$3,447
Federal funds sold and money market accounts	16,666	9,220
Investment securities	27,225	33,907
Loans receivable, net	128,941	109,773
Premises and equipment, net	1,786	1,435
FHLB Stock, at cost	931	855
Accrued income receivable	763	680
Deferred income taxes	838	904
Other assets	1,132	705
TOTAL ASSETS	$184,753	$160,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$18,567	$17,166
Interest bearing	142,705	112,034
Total deposits	161,272	129,200
Federal Home Loan Bank advances	7,425	15,019
Junior subordinated debt	4,102	4,098
Mortgagors' escrow accounts	81	176
Other liabilities	1,275	2,733
Total Liabilities	174,155	151,226

Stockholders' Equity:
Common stock, no par value; authorized 3,000,000 shares;
issued and outstanding 1,194,550 and 1,186,236 at
September 30, 2006 and December 31, 2005, respectively	899	892
Additional paid-in capital	8,273	8,194
Retained earnings	1,763	1,054
Accumulated other comprehensive loss	(337)	(440)
Total Stockholders' Equity	10,598	9,700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$184,753	$160,926

(a) All share data have been adjusted to give effect to a one for ten stock split effective
January 30, 2006

EXHIBIT 99.1

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 2006

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Interest income:	2006	2005	2006	2005
Interest on loans	$2,373	$1,510	$6,535	$4,228
Interest and dividends on investments	501	426	1,229	1,186
Total interest income	2,874	1,936	7,764	5,414

Interest expense:
Deposits and escrow	1,183	609	2,804	1,582
Borrowed money	185	137	629	289
Total interest expense	1,368	746	3,433	1,871
Net interest income	1,506	1,190	4,331	3,543

Provision for loan losses	89	94	238	255

Net interest income after provision for loan losses	1,417	1,096	4,093	3,288

Noninterest income:
Service charges and other fees	138	99	330	290
Realized gains (losses) on investments	-	-	(86)	-
Total noninterest income	138	99	244	290

Noninterest expenses:
Salaries	591	452	1,542	1,262
Employee benefits and taxes	107	85	300	253
Occupancy and equipment	205	165	570	494
Professional fees	52	35	152	110
Marketing	31	19	90	71
Office supplies	20	16	55	54
Outside service fees	41	63	143	170
Organizational costs	-	98	-	98
Other	112	77	303	247
Total noninterest expenses	1,159	1,010	3,155	2,759
Income before income tax expense	396	185	1,182	819
Income tax expense	150	57	473	308
NET INCOME	$246	$128	$709	$511

Basic income per share	$0.21	$0.11	$0.60	$0.43
Diluted income per share	$0.20	$0.10	$0.57	$0.41

Weighted-average shares outstanding - basic	1,194,118	1,186,061	1,189,827	1,184,450
Weighted-average shares outstanding - diluted	1,247,578	1,240,092	1,243,287	1,238,481

(a) All share data have been adjusted to give effect to a one for ten stock split effective
January 30, 2006